SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                                ----------------

 INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
          AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER
                       THE SECURITIES EXCHANGE ACT OF 1934

                         SUNCOM WIRELESS HOLDINGS, INC.
                                (Name of Issuer)

                      CLASS A COMMON STOCK, $0.01 PAR VALUE
                         (Title of Class of Securities)

                                    86722Q108
                                 (CUSIP Number)

                                   May 2, 2006
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

-----------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 86722Q108                13G                    Page 2 of 42 Pages

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Partners
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          New York
------------------------------------------------------------------------------

NUMBER OF      (5)      SOLE VOTING POWER
                                  0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)      SHARED VOTING POWER
                                  241,416
OWNED BY       ---------------------------------------------------------------

EACH           (7)      SOLE DISPOSITIVE POWER
                                  0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)      SHARED DISPOSITIVE POWER
                                  241,416
------------------------------------------------------------------------------
     (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                  241,416
------------------------------------------------------------------------------
     (10)     CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
     (11)     PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                  0.4%
------------------------------------------------------------------------------
     (12)     TYPE OF REPORTING PERSON
                                  PN
------------------------------------------------------------------------------

CUSIP No. 86722Q108                13G                    Page 3 of 42 Pages

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Institutional Partners, L.P.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          Delaware
------------------------------------------------------------------------------

NUMBER OF      (5)      SOLE VOTING POWER
                                  0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)      SHARED VOTING POWER
                                  397,060
OWNED BY       ---------------------------------------------------------------

EACH           (7)      SOLE DISPOSITIVE POWER
                                  0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)      SHARED DISPOSITIVE POWER
                                  397,060
------------------------------------------------------------------------------
     (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                  397,060
------------------------------------------------------------------------------
     (10)     CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
     (11)     PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                  0.6%
------------------------------------------------------------------------------
     (12)     TYPE OF REPORTING PERSON
                                  PN
------------------------------------------------------------------------------

CUSIP No. 86722Q108                13G                    Page 4 of 42 Pages

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         M. H. Davidson & Co.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          New York
------------------------------------------------------------------------------

NUMBER OF      (5)      SOLE VOTING POWER
                                  0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)      SHARED VOTING POWER
                                  31,708
OWNED BY       ---------------------------------------------------------------

EACH           (7)      SOLE DISPOSITIVE POWER
                                  0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)      SHARED DISPOSITIVE POWER
                                  31,708
------------------------------------------------------------------------------
     (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                  31,708
------------------------------------------------------------------------------
     (10)     CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
     (11)     PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                  0.1%
------------------------------------------------------------------------------
     (12)     TYPE OF REPORTING PERSON
                                  PN
------------------------------------------------------------------------------

CUSIP No. 86722Q108                13G                    Page 5 of 42 Pages

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner International, Ltd.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          British Virgin Islands
------------------------------------------------------------------------------

NUMBER OF      (5)      SOLE VOTING POWER
                                  0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)      SHARED VOTING POWER
                                  603,753
OWNED BY       ---------------------------------------------------------------

EACH           (7)      SOLE DISPOSITIVE POWER
                                  0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)      SHARED DISPOSITIVE POWER
                                  603,753
------------------------------------------------------------------------------
     (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                  603,753
------------------------------------------------------------------------------
     (10)     CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
     (11)     PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                  1.0%
------------------------------------------------------------------------------
     (12)     TYPE OF REPORTING PERSON
                                  CO
------------------------------------------------------------------------------

CUSIP No. 86722Q108                13G                    Page 6 of 42 Pages

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Serena Limited
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          Cayman Islands
------------------------------------------------------------------------------

NUMBER OF      (5)      SOLE VOTING POWER
                                  0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)      SHARED VOTING POWER
                                  17,087
OWNED BY       ---------------------------------------------------------------

EACH           (7)      SOLE DISPOSITIVE POWER
                                  0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)      SHARED DISPOSITIVE POWER
                                  17,087
------------------------------------------------------------------------------
     (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                  17,087
------------------------------------------------------------------------------
     (10)     CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
     (11)     PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                  0.0%
------------------------------------------------------------------------------
     (12)     TYPE OF REPORTING PERSON
                                  CO
------------------------------------------------------------------------------

CUSIP No. 86722Q108                13G                    Page 7 of 42 Pages

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Distressed Opportunities Fund LP
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          Delaware
------------------------------------------------------------------------------

NUMBER OF      (5)      SOLE VOTING POWER
                                  0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)      SHARED VOTING POWER
                                  576,087
OWNED BY       ---------------------------------------------------------------

EACH           (7)      SOLE DISPOSITIVE POWER
                                  0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)      SHARED DISPOSITIVE POWER
                                  576,087
------------------------------------------------------------------------------
     (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                  576,087
------------------------------------------------------------------------------
     (10)     CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
     (11)     PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                  0.9%
------------------------------------------------------------------------------
     (12)     TYPE OF REPORTING PERSON
                                  PN
------------------------------------------------------------------------------

CUSIP No. 86722Q108                13G                    Page 8 of 42 Pages

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Distressed Opportunities International Ltd.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          Cayman Islands
------------------------------------------------------------------------------

NUMBER OF      (5)      SOLE VOTING POWER
                                  0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)      SHARED VOTING POWER
                                  1,314,089
OWNED BY       ---------------------------------------------------------------

EACH           (7)      SOLE DISPOSITIVE POWER
                                  0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)      SHARED DISPOSITIVE POWER
                                  1,314,089
------------------------------------------------------------------------------
     (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                  1,318,089
------------------------------------------------------------------------------
     (10)     CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
     (11)     PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                  2.1%
------------------------------------------------------------------------------
     (12)     TYPE OF REPORTING PERSON
                                  CO
------------------------------------------------------------------------------

CUSIP No. 86722Q108                13G                    Page 9 of 42 Pages

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         MHD Management Co.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          New York
------------------------------------------------------------------------------

NUMBER OF      (5)      SOLE VOTING POWER
                                  0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)      SHARED VOTING POWER
                                  241,416
OWNED BY       ---------------------------------------------------------------

EACH           (7)      SOLE DISPOSITIVE POWER
                                  0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)      SHARED DISPOSITIVE POWER
                                  241,416
------------------------------------------------------------------------------
     (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                  241,416
------------------------------------------------------------------------------
     (10)     CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
     (11)     PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                  0.4%
------------------------------------------------------------------------------
     (12)     TYPE OF REPORTING PERSON
                                  PN
------------------------------------------------------------------------------

CUSIP No. 86722Q108                13G                    Page 10 of 42 Pages

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Advisers Inc.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          New York
------------------------------------------------------------------------------

NUMBER OF      (5)      SOLE VOTING POWER
                                  0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)      SHARED VOTING POWER
                                  397,060
OWNED BY       ---------------------------------------------------------------

EACH           (7)      SOLE DISPOSITIVE POWER
                                  0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)      SHARED DISPOSITIVE POWER
                                  397,060
------------------------------------------------------------------------------
     (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                  397,060
------------------------------------------------------------------------------
     (10)     CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
     (11)     PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                  0.6%
------------------------------------------------------------------------------
     (12)     TYPE OF REPORTING PERSON
                                  IA
------------------------------------------------------------------------------

CUSIP No. 86722Q108                13G                    Page 11 of 42 Pages

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner International Advisors, L.L.C.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          Delaware
------------------------------------------------------------------------------

NUMBER OF      (5)      SOLE VOTING POWER
                                  0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)      SHARED VOTING POWER
                                  620,840
OWNED BY       ---------------------------------------------------------------

EACH           (7)      SOLE DISPOSITIVE POWER
                                  0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)      SHARED DISPOSITIVE POWER
                                  620,840
------------------------------------------------------------------------------
     (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                  620,840
------------------------------------------------------------------------------
     (10)     CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
     (11)     PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                  1.0%
------------------------------------------------------------------------------
     (12)     TYPE OF REPORTING PERSON
                                  OO
------------------------------------------------------------------------------

CUSIP No. 86722Q108                13G                    Page 12 of 42 Pages

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         DK Group LLC
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          Delaware
------------------------------------------------------------------------------

NUMBER OF      (5)      SOLE VOTING POWER
                                  0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)      SHARED VOTING POWER
                                  576,087
OWNED BY       ---------------------------------------------------------------

EACH           (7)      SOLE DISPOSITIVE POWER
                                  0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)      SHARED DISPOSITIVE POWER
                                  576,087
------------------------------------------------------------------------------
     (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                  576,087
------------------------------------------------------------------------------
     (10)     CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
     (11)     PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                  0.9%
------------------------------------------------------------------------------
     (12)     TYPE OF REPORTING PERSON
                                  OO
------------------------------------------------------------------------------

CUSIP No. 86722Q108                13G                    Page 13 of 42 Pages

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         DK Management Partners LP
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          Delaware
------------------------------------------------------------------------------

NUMBER OF      (5)      SOLE VOTING POWER
                                  0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)      SHARED VOTING POWER
                                  1,314,089
OWNED BY       ---------------------------------------------------------------

EACH           (7)      SOLE DISPOSITIVE POWER
                                  0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)      SHARED DISPOSITIVE POWER
                                  1,314,089
------------------------------------------------------------------------------
     (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                  1,314,089
------------------------------------------------------------------------------
     (10)     CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
     (11)     PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                  2.1%
------------------------------------------------------------------------------
     (12)     TYPE OF REPORTING PERSON
                                  PN
------------------------------------------------------------------------------

CUSIP No. 86722Q108                13G                    Page 14 of 42 Pages

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         DK Stillwater GP LLC
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          Delaware
------------------------------------------------------------------------------

NUMBER OF      (5)      SOLE VOTING POWER
                                  0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)      SHARED VOTING POWER
                                  1,314,089
OWNED BY       ---------------------------------------------------------------

EACH           (7)      SOLE DISPOSITIVE POWER
                                  0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)      SHARED DISPOSITIVE POWER
                                  1,314,089
------------------------------------------------------------------------------
     (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                  1,314,089
------------------------------------------------------------------------------
     (10)     CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
     (11)     PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                  2.1%
------------------------------------------------------------------------------
     (12)     TYPE OF REPORTING PERSON
                                  OO
------------------------------------------------------------------------------

CUSIP No. 86722Q108                13G                    Page 15 of 42 Pages

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Thomas L. Kempner, Jr.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          United States
------------------------------------------------------------------------------

NUMBER OF      (5)      SOLE VOTING POWER
                                  0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)      SHARED VOTING POWER
                                  3,181,200
OWNED BY       ---------------------------------------------------------------

EACH           (7)      SOLE DISPOSITIVE POWER
                                  0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)      SHARED DISPOSITIVE POWER
                                  3,181,200
------------------------------------------------------------------------------
     (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                  3,181,200
------------------------------------------------------------------------------
     (10)     CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
     (11)     PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                  5.1%
------------------------------------------------------------------------------
     (12)     TYPE OF REPORTING PERSON
                                  IN
------------------------------------------------------------------------------

CUSIP No. 86722Q108                13G                    Page 16 of 42 Pages

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Marvin H. Davidson
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          United States
------------------------------------------------------------------------------

NUMBER OF      (5)      SOLE VOTING POWER
                                  0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)      SHARED VOTING POWER
                                  3,181,200
OWNED BY       ---------------------------------------------------------------

EACH           (7)      SOLE DISPOSITIVE POWER
                                  0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)      SHARED DISPOSITIVE POWER
                                  3,181,200
------------------------------------------------------------------------------
     (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                  3,181,200
------------------------------------------------------------------------------
     (10)     CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
     (11)     PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                  5.1%
------------------------------------------------------------------------------
     (12)     TYPE OF REPORTING PERSON
                                  IN
------------------------------------------------------------------------------

CUSIP No. 86722Q108                13G                    Page 17 of 42 Pages

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Stephen M. Dowicz
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          United States
------------------------------------------------------------------------------

NUMBER OF      (5)      SOLE VOTING POWER
                                  0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)      SHARED VOTING POWER
                                  3,181,200
OWNED BY       ---------------------------------------------------------------

EACH           (7)      SOLE DISPOSITIVE POWER
                                  0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)      SHARED DISPOSITIVE POWER
                                  3,181,200
------------------------------------------------------------------------------
     (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                  3,181,200
------------------------------------------------------------------------------
     (10)     CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
     (11)     PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                  5.1%
------------------------------------------------------------------------------
     (12)     TYPE OF REPORTING PERSON
                                  IN
------------------------------------------------------------------------------

CUSIP No. 86722Q108                13G                    Page 18 of 42 Pages

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Scott E. Davidson
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          United States
------------------------------------------------------------------------------

NUMBER OF      (5)      SOLE VOTING POWER
                                  0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)      SHARED VOTING POWER
                                  3,181,200
OWNED BY       ---------------------------------------------------------------

EACH           (7)      SOLE DISPOSITIVE POWER
                                  0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)      SHARED DISPOSITIVE POWER
                                  3,181,200
------------------------------------------------------------------------------
     (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                  3,181,200
------------------------------------------------------------------------------
     (10)     CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
     (11)     PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                  5.1%
------------------------------------------------------------------------------
     (12)     TYPE OF REPORTING PERSON
                                  IN
------------------------------------------------------------------------------

CUSIP No. 86722Q108                13G                    Page 19 of 42 Pages

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Michael J. Leffell
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          United States
------------------------------------------------------------------------------

NUMBER OF      (5)      SOLE VOTING POWER
                                  0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)      SHARED VOTING POWER
                                  3,181,200
OWNED BY       ---------------------------------------------------------------

EACH           (7)      SOLE DISPOSITIVE POWER
                                  0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)      SHARED DISPOSITIVE POWER
                                  3,181,200
------------------------------------------------------------------------------
     (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                  3,181,200
------------------------------------------------------------------------------
     (10)     CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
     (11)     PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                  5.1%
------------------------------------------------------------------------------
     (12)     TYPE OF REPORTING PERSON
                                  IN
------------------------------------------------------------------------------

CUSIP No. 86722Q108                13G                    Page 20 of 42 Pages

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Timothy I. Levart
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          United Kingdom & United States
------------------------------------------------------------------------------

NUMBER OF      (5)      SOLE VOTING POWER
                                  0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)      SHARED VOTING POWER
                                  3,181,200
OWNED BY       ---------------------------------------------------------------

EACH           (7)      SOLE DISPOSITIVE POWER
                                  0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)      SHARED DISPOSITIVE POWER
                                  3,181,200
------------------------------------------------------------------------------
     (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                  3,181,200
------------------------------------------------------------------------------
     (10)     CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
     (11)     PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                  5.1%
------------------------------------------------------------------------------
     (12)     TYPE OF REPORTING PERSON
                                  IN
------------------------------------------------------------------------------

CUSIP No. 86722Q108                13G                    Page 21 of 42 Pages

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Robert J. Brivio, Jr.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          United States
------------------------------------------------------------------------------

NUMBER OF      (5)      SOLE VOTING POWER
                                  0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)      SHARED VOTING POWER
                                  3,181,200
OWNED BY       ---------------------------------------------------------------

EACH           (7)      SOLE DISPOSITIVE POWER
                                  0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)      SHARED DISPOSITIVE POWER
                                  3,181,200
------------------------------------------------------------------------------
     (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                  3,181,200
------------------------------------------------------------------------------
     (10)     CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
     (11)     PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                  5.1%
------------------------------------------------------------------------------
     (12)     TYPE OF REPORTING PERSON
                                  IN
------------------------------------------------------------------------------

CUSIP No. 86722Q108                13G                    Page 22 of 42 Pages

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Eric P. Epstein
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          United States
------------------------------------------------------------------------------

NUMBER OF      (5)      SOLE VOTING POWER
                                  0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)      SHARED VOTING POWER
                                  3,181,200
OWNED BY       ---------------------------------------------------------------

EACH           (7)      SOLE DISPOSITIVE POWER
                                  0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)      SHARED DISPOSITIVE POWER
                                  3,181,200
------------------------------------------------------------------------------
     (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                  3,181,200
------------------------------------------------------------------------------
     (10)     CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
     (11)     PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                  5.1%
------------------------------------------------------------------------------
     (12)     TYPE OF REPORTING PERSON
                                  IN
------------------------------------------------------------------------------

CUSIP No. 86722Q108                13G                    Page 23 of 42 Pages

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Anthony A. Yoseloff
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          United States
------------------------------------------------------------------------------

NUMBER OF      (5)      SOLE VOTING POWER
                                  0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)      SHARED VOTING POWER
                                  3,181,200
OWNED BY       ---------------------------------------------------------------

EACH           (7)      SOLE DISPOSITIVE POWER
                                  0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)      SHARED DISPOSITIVE POWER
                                  3,181,200
------------------------------------------------------------------------------
     (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                  3,181,200
------------------------------------------------------------------------------
     (10)     CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
     (11)     PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                  5.1%
------------------------------------------------------------------------------
     (12)     TYPE OF REPORTING PERSON
                                  IN
------------------------------------------------------------------------------

CUSIP No. 86722Q108                13G                    Page 24 of 42 Pages

------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Avram Z. Friedman
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          United States
------------------------------------------------------------------------------

NUMBER OF      (5)      SOLE VOTING POWER
                                  0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)      SHARED VOTING POWER
                                  3,181,200
OWNED BY       ---------------------------------------------------------------

EACH           (7)      SOLE DISPOSITIVE POWER
                                  0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)      SHARED DISPOSITIVE POWER
                                  3,181,200
------------------------------------------------------------------------------
     (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                  3,181,200
------------------------------------------------------------------------------
     (10)     CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
     (11)     PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                  5.1%
------------------------------------------------------------------------------
     (12)     TYPE OF REPORTING PERSON
                                  IN
------------------------------------------------------------------------------

CUSIP No. 86722Q108                13G                    Page 25 of 42 Pages

------------------------------------------------------------------------------

ITEM 1(a).        NAME OF ISSUER:

                  SunCom Wireless Holdings, Inc. (the "Company")

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1100 CASSATT ROAD
                  BERWYN, PENNSYLVANIA 19312

ITEM 2(a).        NAME OF PERSON FILING:

         This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

                  (i) Davidson Kempner Partners, a New York limited partnership ("DKP");

                  (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP");

                  (iii) M. H. Davidson & Co., a New York limited partnership ("CO");

                  (iv) Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL");

                  (v)      Serena Limited, a Cayman Islands corporation
                           ("Serena");

                  (vi) Davidson Kempner Distressed Opportunities Fund LP, a Delaware limited partnership ("DKDOF");

                  (vii) Davidson Kempner Distressed Opportunities International Ltd., a Cayman Islands corporation ("DKDOI");

                  (viii) MHD Management Co., a New York limited partnership and the general partner of DKP ("MHD");

                  (ix) Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP ("DKAI"), which is registered as an investment adviser with the U.S. Securities and Exchange Commission;

                  (x) Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company and the manager of DKIL and Serena ("DKIA"); and

                  (xi) DK Group LLC, a Delaware limited liability company and the general partner of DKDOF ("DKG");

                  (xii) DK Management Partners LP, a Delaware limited partnership and the investment manager of DKDOI ("DKMP");

CUSIP No. 86722Q108                13G                    Page 26 of 42 Pages

                  (xiii) DK Stillwater GP LLC, a Delaware limited liability company and the general partner of DKMP ("DKS"); and

                  (xiv) Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein and Avram Z. Friedman (collectively, the "Principals"), who are the general partners of CO and MHD, the sole managing members of DKIA and DKG and the sole stockholders of DKAI. Messrs. Thomas L. Kempner, Jr. and Timothy I. Levart are Executive Managing Member and Deputy Executive Managing Member, respectively, of DKS. Each of Messrs. Kempner and Levart, together with Messrs. Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein and Avram Z. Friedman are limited partners of DKMP.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

ITEM 2(c).        CITIZENSHIP:

                  (i)      DKP - a New York limited partnership

                  (ii)     DKIP - a Delaware limited partnership

                  (iii)    CO - a New York limited partnership

                  (iv)     DKIL - a British Virgin Islands corporation

                  (v)      Serena - a Cayman Islands corporation


                  (vi)     DKDOF - a Delaware limited partnership


                  (vii)    DKDOI - a Cayman Islands corporation

                  (viii)   MHD - a New York limited partnership

                  (ix)     DKAI - a New York corporation


                  (x)      DKIA - a Delaware limited liability company


                  (xi)     DKG - a Delaware limited liability company


                  (xii)    DKMP - a Delaware limited partnership


                  (xiii)   DKS - a Delaware limited liability company

                  (xiv)    Thomas L. Kempner, Jr. - United States

                  (xv)     Marvin H. Davidson - United States

CUSIP No. 86722Q108                13G                    Page 27 of 42 Pages


                  (xvi)    Stephen M. Dowicz - United States

                  (xvii)   Scott E. Davidson -United States

                  (xviii)  Michael J. Leffell - United States

                  (xix)    Timothy I. Levart - United Kingdom & United States

                  (xx)     Robert J. Brivio, Jr. - United States


                  (xxi)    Eric P. Epstein - United States


                  (xxii)   Anthony A. Yoseloff - United States


                  (xxiii)  Avram Z. Friedman - United States

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

         CLASS A COMMON STOCK, $0.01 PAR VALUE

ITEM 2(e).  CUSIP NUMBER:

      86722Q108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a)      [ ] Broker or dealer registered under Section 15
                               of the Act;

                  (b)      [ ] Bank as defined in Section 3(a)(6) of the
                               Act;

                  (c)      [ ] Insurance Company as defined in Section
                               3(a)(19) of the Act;

                  (d)      [ ] Investment Company registered under Section 8
                               of the Investment Company Act of 1940;

                  (e)      [ ] Investment Adviser registered under Section 203
                               of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E);

                  (f)      [ ] Employee Benefit Plan, Pension Fund which is
                               subject to the provisions of the Employee
                               Retirement Income Security Act of 1974 or
                               Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

                  (g)      [ ] Parent Holding Company, in accordance with
                               Rule 13d-1(b)(ii)(G);

                  (h)      [ ] Savings Associations as defined in Section
                               3(b) of the Federal Deposit Insurance Act;

                  (i)      [ ] Church Plan that is excluded from the
                               definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

CUSIP No. 86722Q108                13G                    Page 28 of 42 Pages


                  (j)      [ ] Group, in accordance with Rule
                               13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP.

         The Principals may be deemed to beneficially own an aggregate of 3,181,200 Shares as a result of their voting and dispositive power over the 3,181,200 Shares beneficially owned by DKP, DKIP, DKIL, Serena, CO, DKDOF and DKDOI.

         DKIA may be deemed to beneficially own the 603,753 Shares beneficially owned by DKIL and the 17,087 Shares beneficially owned by Serena as a result of its voting and dispositive power over those Shares. DKAI may be deemed to beneficially own the 397,060 Shares beneficially owned by DKIP as a result of its voting and dispositive power over those Shares. MHD may be deemed to beneficially own the 241,416 Shares beneficially owned by DKP as a result of its voting and dispositive power over those Shares. DKG may be deemed to beneficially own the 576,087 Shares beneficially owned by DKDOF as a result of its voting and dispositive power over those Shares. DKMP and DKS may be deemed to beneficially own the 1,314,089 Shares beneficially owned by DKDOI as a result of their voting and dispositive power over those Shares.

         A. DKP

              (a) Amount beneficially owned: 241,416

              (b) Percent of class: 0.4%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 241,416

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        241,416

         B. DKIP

              (a) Amount beneficially owned: 397,060

              (b) Percent of class: 0.6%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 397,060

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        397,060

         C. CO

CUSIP No. 86722Q108                13G                    Page 29 of 42 Pages

              (a) Amount beneficially owned: 31,708

              (b) Percent of class: 0.1%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 31,708

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        31,708

         D. DKIL

              (a) Amount beneficially owned: 603,753

              (b) Percent of class: 1.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 603,753

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        603,753

         E. Serena

              (a) Amount beneficially owned: 17,087

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 17,087

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        17,087

         F. DKDOF

              (a) Amount beneficially owned: 576,087

              (b) Percent of class: 0.9%

CUSIP No. 86722Q108                13G                    Page 30 of 42 Pages


              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 576,087

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        576,087

         G. DKDOI

              (a) Amount beneficially owned: 1,314,089

              (b) Percent of class: 2.1%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 1,314,089

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        1,314,089

         H. MHD

              (a) Amount beneficially owned: 241,416

              (b) Percent of class: 0.4%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 241,416

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        241,416

         I. DKAI

              (a) Amount beneficially owned: 397,060

              (b) Percent of class: 0.6%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

CUSIP No. 86722Q108                13G                    Page 31 of 42 Pages


                  (ii)  shared power to vote or to direct the vote: 397,060

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        397,060

         J. DKIA

              (a) Amount beneficially owned: 620,840

              (b) Percent of class: 1.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 620,840

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        620,840

         K. DKG

              (a) Amount beneficially owned: 576,087

              (b) Percent of class: 0.9%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 576,087

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        576,087

         L. DKMP

              (a) Amount beneficially owned: 1,314,089

              (b) Percent of class: 2.1%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 1,314,089

                  (iii) sole power to dispose or to direct the disposition: 0

CUSIP No. 86722Q108                13G                    Page 32 of 42 Pages


                  (iv)  shared power to dispose or to direct the disposition:
                        1,314,089

         M. DKS

              (a) Amount beneficially owned: 1,314,089

              (b) Percent of class: 2.1%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 1,314,089

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        1,314,089

         N. Thomas L. Kempner, Jr.

              (a) Amount beneficially owned: 3,181,200

              (b) Percent of class: 5.1%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 3,181,200

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        3,181,200

         O. Marvin H. Davidson

              (a) Amount beneficially owned: 3,181,200

              (b) Percent of class: 5.1%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 3,181,200

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        3,181,200

         P. Stephen M. Dowicz

CUSIP No. 86722Q108                13G                    Page 33 of 42 Pages

              (a) Amount beneficially owned: 3,181,200

              (b) Percent of class: 5.1%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 3,181,200

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        3,181,200

         Q. Scott E. Davidson

              (a) Amount beneficially owned: 3,181,200

              (b) Percent of class: 5.1%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 3,181,200

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        3,181,200

         R. Michael J. Leffell

              (a) Amount beneficially owned. 3,181,200

              (b) Percent of class: 5.1%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 3,181,200

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        3,181,200

         S. Timothy I. Levart

              (a) Amount beneficially owned: 3,181,200

              (b) Percent of class: 5.1%

CUSIP No. 86722Q108                13G                    Page 34 of 42 Pages

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 3,181,200

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        3,181,200

         T. Robert J. Brivio, Jr.

              (a) Amount beneficially owned: 3,181,200

              (b) Percent of class: 5.1%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 3,181,200

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        3,181,200

         U. Eric P. Epstein

              (a) Amount beneficially owned: 3,181,200

              (b) Percent of class: 5.1%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 3,181,200

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        3,181,200

         V. Anthony A. Yoseloff

              (a) Amount beneficially owned: 3,181,200

              (b) Percent of class: 5.1%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

CUSIP No. 86722Q108                13G                    Page 35 of 42 Pages


                  (ii)  shared power to vote or to direct the vote: 3,181,200

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        3,181,200

         W. Avram Z. Friedman

              (a) Amount beneficially owned: 3,181,200

              (b) Percent of class: 5.1%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 3,181,200

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        3,181,200



ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         The partners, members or stockholders of each of the Reporting Persons, including the Principals, have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of such Reporting Person in accordance with their ownership interests in such Reporting Person. The Reporting Persons disclaim all beneficial ownership as affiliates of a Registered Investment Adviser, and, in any case, disclaim beneficial ownership except as to the extent of their pecuniary interest in the shares. The Reporting Persons have elected to file Schedule 13G although such filing may not be required under the Securities Exchange Act of 1934, as amended (the "Act").

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
         HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         See Item 4.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

CUSIP No. 86722Q108                13G                    Page 36 of 42 Pages

         Not applicable.

ITEM 10. CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

         Each of the Reporting Persons hereby makes the following certification:

         By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 86722Q108                13G                    Page 37 of 42 Pages



                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  May 12, 2006                   DAVIDSON KEMPNER PARTNERS
                                       By: MHD Management Co.,
                                       its General Partner

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Managing Partner

                                       DAVIDSON KEMPNER INSTITUTIONAL
                                       PARTNERS, L.P.
                                       By: Davidson Kempner Advisers Inc.,
                                       its General Partner

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: President

                                       M.H. DAVIDSON & CO.

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Managing Partner

                                       DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                       By: Davidson Kempner International
                                           Advisors, L.L.C.,
                                           its Investment Manager

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       SERENA LIMITED
                                       By: Davidson Kempner International
                                           Advisors, L.L.C.,
                                           its Investment Manager

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

CUSIP No. 86722Q108                13G                    Page 38 of 42 Pages


                                       DAVIDSON KEMPNER DISTRESSED
                                       OPPORTUNITIES FUND LP
                                       By:  DK Group LLC
                                            its General Partner

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       DAVIDSON KEMPNER DISTRESSED
                                       OPPORTUNITIES INTERNATIONAL LTD.
                                       By:  DK Management Partners LP
                                            its Investment Manager
                                       By:  DK Stillwater GP LLC,
                                            its general partner

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       MHD MANAGEMENT CO.

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Managing Partner

                                       DAVIDSON KEMPNER ADVISERS INC.

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: President

                                       DAVIDSON KEMPNER INTERNATIONAL
                                       ADVISORS, L.L.C.

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       DK GROUP LLC

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

CUSIP No. 86722Q108                13G                    Page 39 of 42 Pages


                                       DK MANAGEMENT PARTNERS LP
                                       By:  DK Stillwater GP LLC, its
                                            general partner

                                        /S/ THOMAS L. KEMPNER, JR.
                                       ------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       DK STILLWATER GP LLC

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ------------------------------------
                                       Thomas L. Kempner, Jr.

                                       /S/ MARVIN H. DAVIDSON
                                       ------------------------------------
                                       Marvin H. Davidson

                                       /S/ STEPHEN M. DOWICZ
                                       ------------------------------------
                                       Stephen M. Dowicz

                                       /S/ SCOTT E. DAVIDSON
                                       ------------------------------------
                                       Scott E. Davidson

                                       /S/ MICHAEL J. LEFFELL
                                       ------------------------------------
                                       Michael J. Leffell

                                       /S/ TIMOTHY I. LEVART
                                       ------------------------------------
                                       Timothy I. Levart

                                       /S/ ROBERT J. BRIVIO, JR.
                                       ------------------------------------
                                       Robert J. Brivio, Jr.

                                       /S/ ERIC P. EPSTEIN
                                       ------------------------------------
                                       Eric P. Epstein

                                       /S/ ANTHONY A. YOSELOFF
                                       ------------------------------------
                                       Anthony A. Yoseloff

                                       /S/ AVRAM Z. FRIEDMAN
                                       ------------------------------------
                                       Avram Z. Friedman

CUSIP No. 86722Q108                13G                    Page 40 of 42 Pages


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  May 12, 2006                   DAVIDSON KEMPNER PARTNERS
                                       By: MHD Management Co.,
                                       its General Partner

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Managing Partner

                                       DAVIDSON KEMPNER INSTITUTIONAL
                                       PARTNERS, L.P.
                                       By: Davidson Kempner Advisers Inc.,
                                       its General Partner

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: President

                                       M.H. DAVIDSON & CO.

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Managing Partner

                                       DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                       By: Davidson Kempner International
                                           Advisors, L.L.C.,
                                           its Investment Manager

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

CUSIP No. 86722Q108                13G                    Page 41 of 42 Pages


                                       SERENA LIMITED
                                       By: Davidson Kempner International
                                           Advisors, L.L.C.,
                                           its Investment Manager

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       DAVIDSON KEMPNER DISTRESSED
                                       OPPORTUNITIES FUND LP
                                       By:  DK Group LLC
                                            its General Partner

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       DAVIDSON KEMPNER DISTRESSED
                                       OPPORTUNITIES INTERNATIONAL LTD.
                                       By:  DK Management Partners LP
                                            its Investment Manager
                                       By:  DK Stillwater GP LLC,
                                            its general partner

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       MHD MANAGEMENT CO.

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Managing Partner

                                       DAVIDSON KEMPNER ADVISERS INC.

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: President

                                       DAVIDSON KEMPNER INTERNATIONAL
                                       ADVISORS, L.L.C.

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

CUSIP No. 86722Q108                13G                    Page 42 of 42 Pages


                                       DK GROUP LLC

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       DK MANAGEMENT PARTNERS LP
                                       By:  DK Stillwater GP LLC, its
                                            general partner

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       DK STILLWATER GP LLC

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ------------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       /S/ THOMAS L. KEMPNER, JR.
                                       ------------------------------------
                                       Thomas L. Kempner, Jr.

                                       /S/ MARVIN H. DAVIDSON
                                       ------------------------------------
                                       Marvin H. Davidson

                                       /S/ STEPHEN M. DOWICZ
                                       ------------------------------------
                                       Stephen M. Dowicz

                                       /S/ SCOTT E. DAVIDSON
                                       ------------------------------------
                                       Scott E. Davidson

                                       /S/ MICHAEL J. LEFFELL
                                       ------------------------------------
                                       Michael J. Leffell

                                       /S/ TIMOTHY I. LEVART
                                       ------------------------------------
                                       Timothy I. Levart

                                       /S/ ROBERT J. BRIVIO, JR.
                                       ------------------------------------
                                       Robert J. Brivio, Jr.

                                       /S/ ERIC P. EPSTEIN
                                       ------------------------------------
                                       Eric P. Epstein

                                       /S/ ANTHONY A. YOSELOFF
                                       ------------------------------------
                                       Anthony A. Yoseloff

                                       /S/ AVRAM Z. FRIEDMAN
                                       ------------------------------------
                                       Avram Z. Friedman